Exhibit 10.3

VOLUNTARY DEFERRED COMPENSATION PLAN
FOR DIRECTORS

(As Amended and Restated Effective January 1, 2005)

TABLE OF CONTENTS

1.	Purpose. and Amendment and Restatement of Plan	1

2.	Administration	1

3.	Eligibility	2

4.	Deferrals of Compensation	2

5.	Plan Accounts	4

6.	Deemed Investments and Earnings	4

7.	Change in Deemed Investment Directions	5

8.	Status of Investments	5

9.	Vesting	6

10.	Payment of Accounts	6

11.	Special Annuity Payment Provisions	12

12.	Unforeseen Emergencies. Death, and Change in Control	14

13.	Claims	16

14.	Participants’ Status as Creditors	18

15.	No Guarantee of Continued Directorship	18

16.	Nonalienation	18

17.	Indemnification	18

18.	Expenses	18

19.	Severability	18

20.	Waiver	18

21.	Notices	19

22.	Governing Law	19

TABLE OF CONTENTS
(continued)

23.	Compliance with the Code	19

24.	Consequences of Violation of Section 409A	19

25.	ERISA	20

26.	Construction of Language	20

27.	Amendment. Discontinuance and Termination	20

ii

VOLUNTARY DEFERRED COMPENSATION PLAN
FOR DIRECTORS
(As Amended and Restated Effective January 1, 2005)

1.	Purpose. and Amendment and Restatement of Plan. Gouverneur Savings & Loan Association (“GSL”) established the Voluntary Deferred Compensation Plan for Trustees, effective July 1, 1997 (the “Plan”), to enable members of its Board of Directors (the “Board”) to defer compensation that would otherwise be paid to them for their services as Directors of GSL and, instead, receive such compensation at a later date. Effective, January 1, 2005, the name of the Plan is changed to the “Voluntary Deferred Compensation Plan for Directors,” and the Plan is amended and restated to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”).

2.	Administration. The Plan shall be administered by the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan (the “Committee”). The Committee shall have no authority to amend or modify the terms of the Plan, but shall have authority and discretion to interpret the Plan, adopt and revise rules relating to the Plan, and make any other determinations which it believes are necessary or advisable for the proper administration of the Plan; provided, however, such authority and discretion shall be exercised in a manner consistent with the requirements of Section 409A of the Code and Treasury Regulations issued thereunder. Any interpretation or determination by the Committee shall, unless overruled or modified by the Board, be final, conclusive and binding upon all Plan participants and any person claiming benefits or rights under the Plan by or through a Plan participant. The Committee may, in its discretion, designate a person or persons to carry out such duties or functions as the Committee so determines.

Notwithstanding the above or any other provision of the Plan: (i) no member of the Committee shall interpret the Plan with respect to, or exercise any discretion, act on, or decide, any matter relating solely to himself or any of his rights or benefits under the Plan; and (ii) any duty or function which may be performed by the Committee or its delegates under the Plan may instead be performed by the Board if the Board so determines in its sole discretion.

3.	Eligibility. Any member of the Board with a right to compensation from GSL for his services as Director shall be eligible to participate in, and defer receipt of such compensation in accordance with the provisions of, the Plan. A person who becomes a participant shall be eligible to continue to participate in, and defer receipt of compensation in accordance with the provisions of, the Plan for as long as he remains a member of the Board with a right to compensation for his services as Director. For purposes of this Section:

a)	If a participant is paid all amounts credited to his Account (as defined in Section 5) and, on and before the date of the last payment, he was no longer eligible to continue to participate in the Plan for periods after the last payment (other than through electing a different time and form of payment as provided in Section 10(c)), he will be treated as initially eligible to participate in the Plan as of the first date following such payment that he is again a member of the Board with a right to compensation for his services as Director.

b)	Regardless of whether all amounts credited to a participant’s Account have been paid to him, a participant who has ceased to be eligible to participate in the Plan (other than through accrual of earnings) will be treated as initially eligible to participate in the Plan as of the date he again becomes a member of the Board with a right to compensation for his services as Director if he was not eligible to participate in the Plan (other than through the accrual of earnings) at any time during the 24-month period ending on the date he again becomes a member of the Board with a right to compensation for his services as Director.

4.	Deferrals of Compensation.

a)	An eligible Director may elect to participate in the Plan and defer receipt of part or all of his compensation earned for services performed in any calendar year by filing such election with the Committee (or its designee) no later than the last day of the calendar year ending immediately prior to the calendar year for which the compensation is earned. Such election shall become irrevocable on the last day of such prior calendar year.

b)

Notwithstanding Subsection (a) above, an eligible Director may elect to participate in the Plan and defer receipt of part or all of his compensation earned for services performed in the calendar year in which he initially becomes eligible to participate in the Plan (or is treated as initially eligible to participate in the Plan in accordance with Section 3) by filing such election with the Committee (or its designee) within thirty (30) days after he initially becomes eligible to participate in the Plan (or is treated as initially eligible to participate in the Plan in accordance with Section 3). Subject to Subsection (d) below, such election shall become irrevocable on the last day of such thirty (30) day period.

c)	Each election to defer receipt of compensation under the Plan must be in writing, on a form provided by the Committee or its designee, and shall:

(i)	apply only to compensation earned after the date it becomes irrevocable (as provided in Subsection (a) or (b) above);

(ii)	apply only to compensation earned for services performed in the calendar year for which the election is made;

(iii)	defer receipt of either a percentage or specified dollar amount (totaling at least $100.00) of compensation that would otherwise be earned by the participant for his services as a Director of GSL; and

(iv)	designate the time and form of the payment of the deferred compensation (including any deemed earnings on that deferred compensation) to which the election applies; and

(v)	not be considered revocable merely because the Director may later elect to change the time and/or form of payment pursuant to Section 10(c).

Compensation payable after the last day of a calendar year solely for services performed during a period not longer than the payroll period described in Section 3401(b) of the Code, pursuant to the timing arrangement under which GSL normally compensates Directors for services performed during a period not longer than the payroll period described in Section 3401(b) of the Code, is treated as compensation for services performed in the calendar year in which the payroll period ends.

d)	Notwithstanding the above, a participant’s election to defer receipt of compensation shall be cancelled in the event the participant:

(i)	receives a distribution from the Plan due to an unforeseeable emergency as described in Section 12; or

(ii)	incurs a disability (in which case, such cancellation shall occur by the later of the end of the calendar year, or the 15th day of the third month, following the date the participant incurs the disability). For this purpose, disability means any medically determinable physical or mental impairment resulting in the participant’s inability to perform the duties of Director or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months, as determined by an independent third party physician, selected by the Committee.

In either case, any subsequent election to defer receipt of compensation must be made in accordance with Section 4.

5.	Plan Accounts. All amounts deferred by a participant under this Plan shall be credited to a bookkeeping entry maintained in the records of GSL for purposes of recording the benefit payable to the participant under the Plan (an “Account”). An individual for whom an Account is maintained under the Plan or who has not received all benefits payable under the Plan shall be considered a participant in the Plan, whether or not he has discontinued deferring compensation under the PIan. At least annually, each participant shall receive an annual statement showing the amount credited to his Account

6.

Deemed Investments and Earnings. Each participant’s Account shall be deemed invested in one or more predetermined actual investments (within the meaning of Section 409A of the Code and Treasury Regulations issued thereunder) designated by the Committee as available under the Plan (“Predetermined Investments”). As of the end of each calendar quarter (or as of the end of such other period designated by the Committee), each Account shall be adjusted to reflect all interest, earnings, appreciation, depreciation, losses, and expenses that the Account would have experienced had the Account actually been invested in such Predetermined Investment(s) during that period. To the extent the Committee designates, at any one time, more than one Predetermined Investment, each participant, upon making a deferral election pursuant to Section 4, shall also elect the percentage of his Account that will be deemed invested in each such Predetermined Investment. The

Committee may prospectively change the designated Predetermined Investments at any time. The Committee may also designate only one Predetermined Investment, in which case all amounts in each participant’s Account shall be deemed invested in that Predetermined Investment, without regard to any other election that the participant has made or desires.

Unless the context indicates otherwise, all references in this Plan to deferred compensation include any deemed earnings on that deferred compensation.

7.	Change in Deemed Investment Directions. A participant may, by filing a notice in the form and manner prescribed by the Committee, elect to change the Predetermined Investment(s) in which his Account is deemed invested. Any such change shall become effective as of the first day of any calendar quarter designated in such notice, provided the notice is filed with the Committee (or its designee) at least ten (10) days before the first day of such calendar quarter and is not revoked before the end of such ten (10) day period. Such direction may relate solely to amounts already credited to the participant’s Account, or to amounts to be credited in the future, or both. Each such election shall remain in effect until changed again in accordance with this Section. A participant may also elect, in accordance with this Section, to change the Predetermined Investment(s) in which his Account is deemed invested as often as is permitted by such Predetermined Investment(s).

8.	Status of Investments. GSL is obligated only to make payment provided under the terms of this Plan which reflects the investment returns of designated Predetermined Investment(s), and has no obligation to actually invest any portion of any participant’s Account, to invest or continue to invest in any specific investment asset, to liquidate any particular investment, or to apply the proceeds from the sale, liquidation, or maturity of any particular investment in any specific manner. Any investment that GSL actually does make in any Predetermined Investment in connection with this Plan will be deemed made solely for the purpose of aiding GSL in measuring and meeting its obligations under the Plan. GSL will be the sole owner of all such investments and of all rights and privileges conferred by the terms of the instruments evidencing such investments. Nothing stated herein shall cause such investments to be treated as anything but the general assets of GSL, or cause such investments to represent the vested, secured or preferred interest of the participant or his beneficiaries designated under this Plan.

9.	Vesting. At all times, each participant shall be fully vested in the entire amount credited to his Account.

10.	Payment of Accounts. When a participant makes an election to defer receipt of compensation, he shall also elect the time and form of payment of that compensation in accordance with this Section. An election of the time and form of payment shall be in writing, on a form provided by the Committee, and, subject to Sections 10(c), 10(d), 11 and 12, shall be irrevocable when filed. All forms of payment shall be based on the value of a participant’s Account attributable to the particular deferral election and shall be actuarially equivalent to each other. A participant’s Account shall be reduced by the amount of any distribution hereunder.

a)	Payments of deferred compensation shall be made (or begin) either on:

(i)	the last day of a calendar quarter ending at least two years after the close of the calendar year in which the compensation would have been paid if he did not elect to defer compensation, but in no event later than the end of the calendar quarter in which occurs the participant’s 75th birthday; or

(ii)	the last day of any one of the four calendar quarters ending after the participant “separates from service,” as elected by the participant at the time of the deferred compensation election.

A participant shall be considered to have separated from service only when: (i) he is no longer a member of the Board and there exists no other contractual or other relationship under which he provides services to GSL or any “related entity” as an employee or as an independent contractor; (ii) GSL does not anticipate that the participant will again become a Director or an employee of GSL or any related entity; and (iii) all other conditions are satisfied for the participant to be considered separated from service under Section 409A of the Code. For this purpose, “related entity” means any entity that, with GSL, is part of a controlled group within the meaning of Section 414 of the Code.

b)	The form of payment of deferred compensation shall be either:

(i)	a single sum;

(ii)	a series of substantially equal monthly, quarterly or annual installments paid over a predetermined period (as elected by the participant at the time of the deferred compensation election), except to the extent any increase (or decrease) in the amount reflects reasonable earnings (or losses) through the date the amount is paid;

(iii)	a designated dollar amount (to the extent of the deferred compensation credited to the participant’s Account), with the remainder paid at such other time and in such form as elected by the participant in accordance with this Section at the time of the deferred compensation election;

(iv)	a percentage of the deferred compensation, with the remainder paid at such other time and in such form as elected by the participant in accordance with this Section at the time of the deferred compensation election;

(v)	subject to Subsections (e) and (f) of Section 11, an annuity providing for a series of substantially equal monthly, quarterly or annual payments for the life (or life expectancy) of the participant; or

(vi)	subject to Subsections (e) and (f) of Section 11, an annuity providing for a series of substantially equal monthly, quarterly or annual payments for the life (or life expectancy) of the participant, followed upon the death or end of the life expectancy of the participant by a series of substantially equal monthly, quarterly or annual payments for the life (or life expectancy) of the participant’s designated beneficiary (if any).

All installment and annuity payments shall be treated as a single payment for purposes of the Plan and Section 409A of the Code. An installment payment of deferred compensation shall equal the amount of deferred compensation prior to the distribution divided by the number of installment payments remaining prior to the distribution.

c)	Notwithstanding any other provision of this Plan:

(i)	between January 1, 2007 and December 31, 2007, a participant may elect to change the time or form of payment of the entire amount in his Account to any other time and form of payment allowed under the Plan by filing a new election, on a form provided by the Committee; provided, however, the new election shall not: (1) apply to any amount that would otherwise be payable in 2007; and (2) cause an amount to be paid in 2007 that would not otherwise be payable in 2007;

(ii)	after December 31, 2007, a participant may elect to change the time or form of payment of deferred compensation to any other time or form of payment permitted under the Plan, provided such new election (1) shall not take effect for at least 12 months after it is made; (2) must defer payment for a period of at least five years from the date the payment would otherwise have been paid (or, in the case of installment or annuity payments, for a period of at least five years from the date the first amount was scheduled to be paid); and (3) must be made at least 12 months before the payment would otherwise be paid (or, in the case of installment or annuity payments, at least 12 months before the first amount was scheduled to be paid);

(iii)	a participant is permitted to change the time or form of payment of deferred compensation at any time such election is required to satisfy the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended;

(iv)	a payment of a participant’s deferred compensation may be delayed to a date after the date elected by the participant upon such other events and conditions prescribed in regulations issued under Section 409A of the Code and other applicable Internal Revenue Service guidance; and

(v)

the Committee shall use its best efforts to pay deferred compensation to a participant on the date specified in the Plan (the “designated payment date”), but in no event shall such payment be made later than the 15th day of the third calendar month following the designated payment date and in no event shall the participant be permitted to, directly or indirectly, designate the taxable year of the payment; provided, however: (1) if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the participant (or participant’s beneficiary), the payment made during the first calendar year in which such calculation is administratively practicable; and (2) if payment on the designated payment date would jeopardize the GSL’s ability to continue as a going concern, the payment will be made during the first calendar year in which it would not have such effect.

A participant’s election to change the time or form of payment of deferred compensation must be in writing, on a form provided by the Committee, and shall be deemed made when filed with the Committee. In applying this Subsection (c), GSL shall treat all payments to similarly situated Directors on a reasonably consistent basis.

d)	The Committee shall establish uniform procedures for participants to elect the time or form of payment of their deferred compensation, and shall make its best effort to ensure that such procedures minimize any unintended taxation under the constructive receipt rule or Section 409A of the Code. Notwithstanding any provisions in the Plan to the contrary, the Committee shall not honor any election, to the extent it would violate any provision of the Plan or Section 409A of the Code and, if any such potential violation would occur by honoring such election, the deferred compensation shall be paid as if no election had been made.

e)	Notwithstanding any other provision of this Plan, GSL shall have sole discretion to accelerate the time or schedule of payment of a participant’s deferred compensation, or payment may be made under the Plan, upon any of the events or conditions below. In no event shall any participant have such discretion, or shall GSL provide any participant with a direct or indirect election as to whether GSL’s discretion to accelerate a payment will be exercised. In applying this Subsection (e), GSL shall treat all payments to similarly situated Directors on a reasonably consistent basis.

(i)	To the extent reasonably necessary to avoid violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the participant to participate in activities in the normal course of his position in which the participant would otherwise not be able to participate under an applicable rule);

(ii)	At GSL’s discretion, to make a lump sum payment which results in the termination and liquidation of the participant’s entire interest under the Plan (including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 409A of the Code), and which does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided the exercise by GSL of such discretion is evidenced in writing no later than the date of such payment;

(iii)	Any time the Plan fails to meet the requirements of Section 409A of the Code and regulations issued thereunder, provided such payment does not exceed the amount required to be included in income as a result of such failure;

(iv)	GSL’s termination and liquidation of the Plan within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that the amounts deferred under the Plan are included in participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received) - (1) the calendar year in which the Plan termination and liquidation occurs, (2) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (3) the first calendar year in which the payment is administratively practicable;

(v)

GSL’s termination and liquidation of the Plan pursuant to irrevocable action taken by GSL within the thirty (30) days preceding or the 12 months following a change in control event (as defined in Section 12), provided (1) all agreements, methods, programs, and other arrangements sponsored by

GSL immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Section 409A of the Code are terminated and liquidated with respect to each participant that experienced the change in control event, so that under the terms of the termination and liquidation all such participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within 12 months of the date GSL irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements, and (2) solely for this purpose, where the change in control event results from an asset purchase transaction, the entity with the discretion to liquidate and terminate the agreements, methods, programs, and other arrangements is the entity that is primarily liable immediately after the transaction for the payment of the deferred compensation;

(vi)	GSL’s termination and liquidation of the Plan, provided that (1) the termination and liquidation does not occur proximate to a downturn in GSL’s financial health, (2) GSL terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by GSL that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Section 409A of the Code if the same participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated, (3) no payments in liquidation of the Plan are made within 12 months of the date GSL takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred, (4) all payments are made within 24 months of the date GSL takes all necessary action to irrevocably terminate and liquidate the Plan, and (5) GSL does not adopt a new Plan that would be aggregated with any terminated and liquidated plan under Section 409A of the Code if the same participant participated in both plans, at any time within three years following the date GSL takes all necessary action to irrevocably terminate and liquidate the Plan;

(vii)	To reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the participant, provided such payment may not exceed the amount of such taxes due as a result of participation in the Plan;

(viii)	As satisfaction of a debt of the participant to GSL where (1) such debt is incurred in the ordinary course of the service relationship between GSL and the participant, (2) the entire amount of reduction in any calendar year does not exceed $5,000.00, and (3) the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the participant;

(ix)	Where such payments occur as part of a settlement between GSL and the participant of an arm’s length, bona fide dispute as to the participant’s right to the deferred amount; and

(x)	Such other events and conditions as may be prescribed in regulations issued under Section 409A of the Code or other applicable guidance published by the Internal Revenue Service.

11.	Special Annuity Payment Provisions. This Section contains additional provisions and rules applicable to deferred compensation payable in the form of an annuity.

a)	A change in designated beneficiary before any annuity payment has been made under the Plan shall not be treated as a change in the time or form of payment. A change in the form of a payment before any annuity payment has been made under the Plan, from one type of life annuity to another type of life annuity with the same scheduled date for the first annuity payment shall not be treated as a change in the time and form of a payment, provided the annuities are actuarially equivalent applying reasonable actuarial methods and assumptions.

b)

At any given time, the same reasonable actuarial assumptions and methods shall be used in valuing each annuity payment option and in determining whether the payments are actuarially equivalent. This requirement applies over the entire term of the participant’s participation in the Plan, such that the annuity payment must be actuarially equivalent at all times. However, the same reasonable actuarial methods and assumptions need not be used over the term of a participant’s participation in the Plan, and the reasonable actuarial assumptions and methods used to determine the life annuity payments may be changed.

c)	The following features shall be disregarded for purposes of determining whether a payment form is a life annuity, but not for purposes of determining whether a life annuity is the actuarial equivalent of another life annuity (except as otherwise provided in regulations issued under Section 409A of the Code):

(i)	Term certain features under which annuity payments continue for the longer of the life of the annuitant or a fixed period of time.

(ii)	Pop-up features under which payments increase upon the death of the beneficiary or another event that eliminates the right to a survivor annuity.

(iii)	Cash refund features under which payment is provided upon the death of the last annuitant in an amount that is not greater than the excess of the present value of the annuity at the annuity starting date over the total of payments before the death of the last annuitant.

(iv)	Features under which an annuity form of payment provides higher periodic payments before the expected commencement of benefits under the Social Security Act and lower periodic payments after such expected commencement date, so that the combined periodic payments under the arrangement and the Social Security Act are approximately level before and after such expected commencement date.

(v)	Features providing for an increase in the annuity payment in a manner described in Treasury Regulation Section 1.401(a)(9)-6, Q&A-14(a)(1) or (2) (eligible cost-of-living adjustments).

d)	Any commercial annuity contract purchased by GSL to fund any payment obligations under this Plan shall be the sole property of

GSL, and the participant entitled to the payments will continue to be no more than an unsecured creditor of GSL, as described in Section 14.

e)	Notwithstanding any other provision of this Plan, effective January 1, 2008, participants may no longer elect to have their deferred compensation paid in the form of an annuity.

f)	If, prior to January 1, 2008, any participant elected to receive any deferred compensation paid from this Plan in the form of an annuity: (i) between January 1, 2007 and December 31, 2007, he must change such election to one of the other forms of payment available under the Plan; or (ii) if he fails to change such election by December 31, 2007, such deferred compensation shall be paid in a single sum on the date the first amount would have otherwise been paid in the form of an annuity. Notwithstanding the preceding sentence, any such new election and clause (ii) of this Subsection (f) shall not: (i) apply to any amount that would otherwise be payable in 2007; and (ii) cause an amount to be paid in 2007 that would not otherwise be payable in 2007.

12.	Unforeseen Emergencies. Death, and Change in Control. Notwithstanding the above provisions of the Plan, under the terms and conditions provided in Subsection (a), (b) or (c) below, a participant may receive his deferred compensation before the date, and other than in the form, he has elected.

a)	A participant may receive a single sum distribution of all or a portion of the amount credited to his Account if he experiences an unforeseen emergency. For purposes of the Plan, an unforeseen emergency is a severe financial hardship to the participant resulting from an illness or accident of the participant, his spouse, beneficiary, or dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B) of the Code), loss of the participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant. The following rules apply with respect to distributions under this Subsection (a):

(i)	The purchase of a home and the payment of college tuition shall not be treated as unforeseeable emergencies.

(ii)	A distribution on account of unforeseeable emergency may not be made to the extent such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship), or by cessation of deferrals under the Plan.

(iii)	Distributions because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution), taking into account any additional compensation that is available after cancellation of the participant’s deferral election upon a payment due to an unforeseeable emergency, but not taking into account any additional compensation that, due to the unforeseeable emergency, may be available under another nonqualified deferred compensation plan but has not actually been paid.

(iv)	A participant shall be required to submit to the Committee proper documentation of any unforeseeable emergency, and the amount necessary to satisfy the emergency need. The Committee shall determine, in its sole discretion, whether an event constitutes an unforeseeable emergency and the amount necessary to satisfy the emergency need, in accordance with the provisions of Section 409A of the Code and Treasury Regulations issued thereunder. A distribution due to an unforeseen emergency shall be made no later than the month following the month in which the Committee makes its determination regarding a participant’s request for a distribution for an unforeseeable emergency.

b)

If a participant dies before any deferred compensation credited to his Account has been paid to him, such unpaid amount shall be distributed in a single sum to his beneficiaries on the last day of the calendar quarter in which the participant dies; provided, however, this provision (1) shall not apply to any amount that would otherwise be payable in 2007, and (2) shall not cause any amount to be payable in 2007 that would not be payable in 2007 under the terms of the Plan in effect prior to this amendment and restatement of the Plan (in which case such amount shall be paid in accordance with the terms of the Plan in effect prior to this amendment and restatement of the Plan.) The Committee shall use its best efforts to pay deferred compensation distributable by reason of a participant’s death on the date specified in the Plan, but in no event shall such payment be made later than the 15th day of the third calendar month following the date specified in the Plan and in no event shall a beneficiary be permitted to, directly or indirectly, designate the taxable year of the payment. A participant can designate his beneficiaries, and change his designated beneficiaries, at any time provided such designation is in writing and on a form provided by and filed with the Committee prior to his death. If no beneficiary is designated by the participant, or if a named beneficiary has predeceased the participant and no successor beneficiary has been named, or if a beneficiary designation is otherwise ineffective, such amount shall be paid in a single sum to the person to whom the participant was legally married at the time of his death (his “surviving spouse”) or, if he has no surviving spouse, to his estate.

c)	Any participant with unpaid deferred compensation credited to his Account, shall receive such unpaid amount on the last day of the calendar quarter in which occurs a change in ownership or effective control of GSL or a change in the ownership of a substantial portion of the assets of GSL (as these terms are defined for purposes of Section 409A of the Code).

13.	Claims. Any participant or beneficiary of a deceased participant (such participant or beneficiary being referred to below as a “claimant”) may deliver to the Committee a written claim for a determination with respect to a benefit payable to the claimant from the Plan. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred and eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state, in detail, the determination desired by the claimant.

a)	The Committee shall consider a claimant’s claim within a reasonable time, and shall notify the claimant in writing:

(i)	That the claimant’s requested determination has been made, and that the claim has been allowed in full; or

(ii)

That the Committee has reached a conclusion contrary, in whole or in part, to the claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the claimant: (1) the specific reason(s) for the denial of the claim, or any part of it; (2) specific reference(s) to pertinent provisions of the Plan upon which such denial was based; (3) a description of any additional material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary; and (4) an explanation of the claim review procedure set forth in Subsections (b) and (c) below.

b)	Within sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a claimant (or the claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after filing the request for review, the claimant (or the claimant’s duly authorized representative) may:

(i)	review pertinent documents;

(ii)	submit written comments or other documents; and/or

(iii)	request a hearing, which the Committee, in its sole discretion, may grant.

c)	The Committee shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within one hundred and twenty (120) days after such date. Such decision must be written in a manner calculated to be understood by the claimant, and it must contain:

(i)	specific reasons for the decision;

(ii)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(iii)	Such other information as the Committee deems relevant.

d)	A claimant’s compliance with this Section 13 is a mandatory prerequisite to a claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

14.	Participants’ Status as Creditors. It is intended that the Plan be unfunded for tax purposes and, to any extent applicable, for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). All participants have the status of unsecured creditors with respect to all of their deferred compensation and any amount credited to their Accounts. The benefits payable under the Plan constitute a mere promise by GSL to make payments in the future, and do not otherwise create any rights in the participant or any beneficiaries.

15.	No Guarantee of Continued Directorship. Participation in the Plan shall not be deemed to be consideration for, an inducement to, or a condition of, continued appointment as a Director of GSL. Nothing contained in this Plan shall be deemed to give any participant the right to be retained as a Director of GSL, nor shall any participant have any right to any benefit, except as such benefit may be provided under the terms of the Plan.

16.	Nonalienation. The right to receive a benefit under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the participant or his beneficiaries.

17.	Indemnification. GSL shall indemnify, hold harmless and defend each member of the Board, each member of the Committee, and each of their designees who are employees of GSL or any of its subsidiaries, against reasonable costs, including legal fees, incurred by them, or arising out of any action, suit or proceeding in which they may be involved, as a result of their efforts, in good faith, to defend or enforce the terms of the Plan.

18.	Expenses. All expenses incurred in administering the Plan shall be paid by GSL.

19.	Severability. A determination that any provision of the Plan is invalid or unenforceable shall not affect the validity or enforceability of any other provision of the PIan.

20.	Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions of the Plan shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of the Plan must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

21.	Notices. Any notices, requests, demands or other communication required or permitted to be given to a party under the Plan shall be deemed given if personally delivered or if mailed, postage prepaid, by certified mail, return receipt requested, to the party at the address listed below, or at such other address as one such party may by written notice specify to the other.

a)	if to the Committee:

Attention: Chairman — Compensation Committee

Gouverneur Savings & Loan Association

42 Church Street

Gouverneur, NY 13642

b)	if to any party other than the Committee, to such party at the address last provided by such party in a written notice to the Committee.

22.	Governing Law. The Plan shall be construed, administered and enforced according to the laws of the State of New York, except to the extent such laws are preempted by federal law.

23.	Compliance with the Code. This Plan is intended to comply with the provisions of Section 409A and all other provisions of the Code. If there is any discrepancy between the provisions of this Plan and the provisions of Section 409A of the Code, such discrepancy shall be resolved in a manner as to give full effect to the provisions of Section 409A of the Code.

24.	Consequences of Violation of Section 409A. All participants shall be informed that they may voluntarily participate in the Plan, after being notified of their eligibility to participate in the Plan. All Participants shall be notified of the potential tax consequences under Section 409A of the Code, if the provisions of the Plan and Section 409A of the Code are not followed, including the imposition of immediate income taxes, a 20% excise tax, underpayment of interest penalties, and income tax reporting. All participants shall also be informed that the amount of their benefits under the Plan shall be reported to the Internal Revenue Service, as required for nonqualified deferred compensation programs.

25.	ERISA. To the extent, if any, the provisions of ERISA apply to this Plan with respect to any Directors who are otherwise employees of GSL, it is intended that this Plan be a “top-hat plan” limited to a select group of management or highly compensated employees, within the meaning of ERISA. The Committee shall have the discretion to take all actions necessary to preserve the “top hat” status of the Plan, including terminating the participation of any participant in the Plan, except to the extent such action would violate Section 409A.

26.	Construction of Language. Wherever appropriate in the Plan, words used in the singular may be read in the plural, words in the plural may be read in the singular, and words importing the male gender shall be deemed equally to refer to the feminine or the neuter. Any reference to a Section shall be to a Section of the Plan, unless otherwise indicated. The captions at the head of the Sections are designed for convenience of reference only and are not to be resorted to for the purpose of interpreting any provision of this Plan.

27.	Amendment. Discontinuance and Termination. At any time, GSL may amend, discontinue or terminate the Plan; provided, however, that no amendment or discontinuance shall affect the rights of participants to benefits already credited to their Accounts under the Plan. The ability of GSL to terminate the Plan, and the timing and manner of distributing benefits in connection with any termination of the Plan, shall in all respects comply with Section 409A of the Code.

Gouverneur Savings & Loan Association

By:	/s/ Richard E. Jones
Chairman of the Board

Attest:

/s/ Charles C. Van Vleet, Jr.	/s/ Richard F. Bennett
Secretary	President

AMENDMENT TO THE
GOUVERNEUR SAVINGS & LOAN ASSOCIATION
VOLUNTARY DEFERRED COMPENSATION PLAN
FOR DIRECTORS
(Effective January 1, 2005)

The Gouverneur Savings & Loan Association Voluntary Deferred Compensation Plan for Directors, as amended and restated effective January 1, 2005, is further amended effective January 1, 2005 as follows:

1.	The first paragraph of Section 3 (prior to Subsection 3(a)) is amended to read as follows:

Any member of the Board with a right to compensation from GSL for his services as Director shall be eligible to participate in, and defer receipt of such compensation in accordance with the provisions of, the Plan. For purposes of this Section:

2.	Subsection 4(c) is amended to read as follows:

(c)	Each election to defer receipt of compensation under the Plan must be in writing, on a form provided by the Committee or its designee, and shall:

(i)	apply only to compensation earned after the date it becomes irrevocable (as provided in Subsection (a) or (b) above);

(ii)	apply only to compensation earned for services performed in the calendar year for which the election is made,

(iii)	except as provided in Subsection (d) below, continue to apply to all compensation earned throughout the calendar year for which the election is made;

(iv)	defer receipt of either a percentage or specified dollar amount (totaling at least $100.00) of compensation that would otherwise be earned by the participant for his services as a Director of GSL; and

(v)	designate the time and form of the payment of the deferred compensation (including any deemed earnings on that deferred compensation) to which the election applies; and

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(vi)	not be considered revocable merely because the Director may later elect to change the time and/or form of payment pursuant to Section 10(c).

Compensation payable after the last day of a calendar year solely for services performed during a period not longer than the payroll period described in Section 3401(b) of the Code, pursuant to the timing arrangement under which GSL normally compensates Directors for services performed during a period not longer than the payroll period described in Section 3401(b) of the Code, is treated as compensation for services performed in the calendar year in which the payroll period ends.

3.	The last sentence of Section 10(a) is amended to read as follows:

For this purpose, “related entity” means any entity that, with GSL, is part of a controlled group within the meaning of Code Section 414(b) or Code Section 414(c), and the accompanying regulations, but substituting a 50 percent ownership level for the 80 percent ownership level in Code Section 414(b) and (c) and the accompanying regulations.

IN WITNESS WHEREOF, Gouverneur Savings & Loan Association has caused this Amendment to be executed this 21st day of November, 2008.

Gouverneur Savings & Loan Association

By:	/s/ Richard E. Jones
Chairman of the Board

Attest:

/s/ Charles C. Van Vleet, Jr.	/s/ Richard F. Bennett
Secretary	President

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